SOUTHWEST AIRLINES REPORTS FOURTH QUARTER AND RECORD ANNUAL PROFIT;
42nd CONSECUTIVE YEAR OF PROFITABILITY

DALLAS, TEXAS - January 22, 2015 - Southwest Airlines Co. (NYSE:LUV) (the “Company”) today reported its fourth quarter and annual 2014 results:

•
Record fourth quarter net income, excluding special items[1], of $404 million, or $.59 per diluted share, compared with fourth quarter 2013 net income, excluding special items, of $236 million, or $.33 per diluted share. This exceeded the First Call consensus estimate of $.55 per diluted share.

•
Fourth quarter net income of $190 million, or $.28 per diluted share, which included $214 million (net) of unfavorable special items, compared with net income of $212 million, or $.30 per diluted share, in fourth quarter 2013, which included $24 million (net) of unfavorable special items.

•	Record annual net income, excluding special items, of $1.4 billion, or $2.01 per diluted share, compared with 2013 net income, excluding special items, of $805 million, or $1.12 per diluted share.

•
Record annual net income of $1.1 billion, or $1.64 per diluted share, which included $261 million (net) of unfavorable special items, compared with net income of $754 million, or $1.05 per diluted share, in 2013, which included $51 million (net) of unfavorable special items.

•	Return on invested capital, before taxes and excluding special items (ROIC)[1], of 21.2 percent for 2014, as compared with 13.1 percent for 2013.

Gary C. Kelly, Chairman of the Board, President, and Chief Executive Officer, stated, "We are extremely proud to report record annual 2014 net income, excluding special items, of $1.4 billion, or $2.01 per diluted share. Our 2014 total operating revenues were strong, increasing 5.1 percent to a record $18.6 billion. Our 2014 operating cost performance was also solid, with costs declining, year-over-year. Our ROIC for 2014 was 21.2 percent. This remarkable achievement would not have been possible without the hard work, perseverance, and determination of our Southwest People, and I commend them for these exceptional results, which earned them a record $355 million in profitsharing for 2014, up 56 percent from the previous record in 2013. Our strategic plan has come together successfully, and we have realized significant contributions from the AirTran integration, fleet modernization efforts, and the continued growth of our Rapid Rewards program.

"Our balance sheet and liquidity remain strong, with cash and short-term investments of $3.0 billion at the end of 2014. We generated strong free cash flow1 of $1.1 billion in 2014, allowing us to repurchase $955 million of Southwest common stock, pay $139 million to Shareholders in dividends, and reduce debt and capital lease obligations by $261 million, net, during the year.
"We concluded 2014 with record fourth quarter profits, excluding special items, of $404 million, or $.59 per diluted share. Total operating revenues were a fourth quarter record $4.6 billion. On a year-over-year basis, our fourth quarter 2014 revenue per available seat mile increased 2.0 percent, which is outstanding considering the 2.4 percent increase in available seat miles (ASMs); the 2.6 percent increase in stage length; the 2.4 percent increase in seats per trip2 (gauge); and the large percentage of our capacity under development. Customer demand remained strong, resulting in a record fourth quarter 2014 load factor of 82.0 percent, up 1.6 points from fourth quarter 2013. We are pleased with our passenger unit revenue and booking trends thus far in January, considering the continuing impact of increasing ASMs, stage length, and gauge, and the large percentage of our capacity under development. Based on these trends, we currently expect our first quarter 2015 passenger revenues to grow in line with the expected six percent increase in first quarter 2015 ASMs, both on a year-over-year basis.
"Our fourth quarter 2014 unit costs, excluding special items, were down 3.8 percent year-over-year, primarily as a result of significantly lower fuel prices.  Our first quarter 2015 cost outlook is also favorable. With the collapse in fuel prices since September 2014, fuel prices have declined nearly 50 percent. Based on our existing fuel derivative contracts and market prices as of January 16, 2015, we estimate our first quarter 2015 economic fuel costs to be approximately $1.90 per gallon, which would result in approximately half a billion dollars in year-over-year fuel cost savings for first quarter alone. Excluding fuel and oil expense, special items, and profitsharing, we currently expect first quarter and full year 2015's unit costs to decline in the one to two percent range, compared with the same year-ago periods, driven largely by our capacity growth and ongoing fleet modernization initiatives.
"December 28, 2014, marked the sunset of the AirTran brand. Overall, the AirTran acquisition resulted in net pre-tax synergies (excluding acquisition and integration expenses) of approximately $500 million in 2014, exceeding our $400 million target.
"We launched international service on Southwest Airlines to seven destinations in five countries in 2014, which will grow to seven countries with our plans to begin service to San Jose, Costa Rica; Puerto Vallarta, Mexico; and Belize City, Belize, in 2015, pending government approvals. We have been very pleased with the overall performance of our markets under development, most notably Dallas Love Field, New York LaGuardia, and Reagan National.
"Without question, 2014 was a monumental year for Southwest Airlines with many notable achievements. My gratitude goes out to our outstanding Employees for their tremendous efforts and the successful execution of our strategic initiatives, which allowed us to achieve our financial goals and expand our service internationally. As we enter 2015, we are well positioned financially and excited about our growth opportunities ahead. We remain steadfast in our unwavering commitment to preserve our financial strength, provide job security for our Employees, protect our low fare brand, and deliver adequate returns to our Shareholders. We live up to that commitment by offering friendly, reliable, and low cost air travel, and by expanding our network in a sensible manner.”

Notable 2014 accomplishments for Southwest Airlines include:

•	Achieved 42nd consecutive year of profitability, with record profits

•	Achieved 21.2 percent ROIC, beyond our minimum 15 percent target

•	Earned a record $355 million in profitsharing, a 56 percent increase from 2013

•	Recognized as the top 2014 stock price performer of the S&P 500 with a 125 percent increase in 2014

•	Returned $1.1 billion to Shareholders through repurchases of $955 million of common stock (33 million shares) and payment of $139 million in dividends

•	Reduced long-term debt and capital lease obligations by $261 million, net of debt issuance

•	Completed the integration of AirTran's network and Employees into Southwest, achieving net pre-tax synergies of approximately $500 million in 2014 (excluding acquisition and integration expenses)

•	Continued to grow our Rapid Rewards program

•	Continued modernizing our fleet with new Boeing 737-800s and pre-owned Boeing 737-700s, while retiring Classic 737s and AirTran 717-200s

•	Deployed our international reservation system and launched Southwest’s inaugural international service to Aruba, The Bahamas, Montego Bay, Cancun, Los Cabos, Mexico City, and Punta Cana

•	Announced service to San Jose, Costa Rica; Puerto Vallarta, Mexico; and Belize City, Belize for 2015, pending government approvals

•	Announced the selection of Amadeus' Altea reservations solution to replace the legacy domestic reservation system used by Southwest

•	Nearly tripled the flights we offer at Reagan National, and launched new service to New York LaGuardia

•
Launched nonstop service from the newly renovated Dallas Love Field to 17 destinations following the October 13, 2014, lifting of the Wright Amendment restrictions[3]; including San Francisco and Oakland which started in January 2015

•	Unveiled a bold, new visual expression of our brand; the Heart livery, airport experience, and logo marries our past to our present and commemorates the transformation of Southwest

•	Opened our new Training and Operations Support center in Dallas

•
Received numerous awards and recognitions, including being named to FORTUNE's 2014 list of World's Most Admired Companies for the 20th consecutive year; being named Airline of the Year by Air Transport World, Domestic Carrier of the Year by the Airforwarders Association, Best Low Cost Carrier in North America from Premier Traveler-Best of 2014, and one of the Civic 50 by Points of Light and Bloomberg LP; recognized for one of the top airline frequent flyer programs in U.S. News & World Report's 2014 rankings of the Best Airline Rewards Programs; and recognized as one of the Top 100 Military Friendly Employers® by Victory Media, publisher of G.I. Jobs and Military Spouse and one of FORTUNE's 2014 Businessperson of the Year

•	For the 18th consecutive year, received the 2014 Quest for Quality Award, awarded by Logistics Management Magazine to Southwest Airlines Cargo

Financial Results and Outlook
The Company's fourth quarter 2014 total operating revenues increased 4.5 percent to $4.6 billion, while operating unit revenues increased 2.0 percent, on a 2.4 percent increase in available seat miles, all as compared with fourth quarter 2013. The growth in operating revenues was largely driven by strong fourth quarter 2014 passenger revenues.
Fourth quarter 2014 passenger revenues were $4.4 billion, which was an increase of 2.6 percent on a unit basis.  As a result of continued monitoring of Member redemption activity and behavior under the new Rapid Rewards program launched in March 2011, the Company has increased the amount of spoilage expected for points sold to business partners. This change in estimate, which was recorded on a prospective basis, increased passenger revenues by approximately $55 million, and increased net income by $.04 per share, for fourth quarter 2014 and for the year ended December 31, 2014.  The higher spoilage rate is expected to continue in 2015; however, the precise revenue impact will not be determinable until the actual number of point redemptions for the period is known.  Based on current trends, the Company expects its first quarter 2015 passenger revenues to grow in line with the increase in its first quarter 2015 available seat mile capacity, both on a year-over-year basis.
Total operating expenses in fourth quarter 2014 decreased 0.9 percent to $4.0 billion, as compared with fourth quarter 2013. Fourth quarter 2014 profitsharing expense was $100 million, compared with $66 million in fourth quarter 2013. The Company incurred costs (before profitsharing and taxes) associated with the acquisition and integration of AirTran, which are special items, of $48 million during fourth quarter 2014, compared with $19 million in fourth quarter 2013. Excluding special items in both periods, total operating expenses were $3.9 billion in fourth quarter 2014, compared with $4.0 billion in fourth quarter 2013.
Fourth quarter 2014 economic fuel costs were $2.62 per gallon, including $.03 per gallon in unfavorable cash settlements from fuel derivative contracts, compared with $3.05 per gallon in fourth quarter 2013, including $.03 per gallon in favorable cash settlements from fuel derivative contracts. Based on the Company's fuel derivative contracts and market prices as of January 16, 2015, first quarter 2015 economic fuel costs are expected to be approximately $1.90 per gallon, which is nearly 40 percent lower than first quarter 2014's economic fuel costs of $3.08 per gallon. As of January 16, 2015, the fair market value of the Company's fuel derivative contracts for 2015 was a net liability of $234 million, and an approximate $1.1 billion net liability for the hedge portfolio through 2018. Additional information regarding the Company's fuel derivative contracts is included in the accompanying tables.
Excluding fuel and oil expense, profitsharing, and special items in both periods, fourth quarter 2014 operating costs increased 3.6 percent from fourth quarter 2013, and increased 1.2 percent on a unit basis, primarily due to higher labor, depreciation, and advertising costs. Based on current capacity plans and cost trends, the Company expects its first quarter 2015 unit costs, excluding fuel and oil expense, profitsharing, and special items, to decrease in the one to two percent range, compared with first quarter 2014's 8.50 cents.
Operating income in fourth quarter 2014 was a fourth quarter record $621 million, compared with $386 million in fourth quarter 2013, resulting in a 13.4 percent operating margin4. Excluding special items, operating income was a fourth quarter record $679 million in fourth quarter 2014, compared with $418 million in fourth quarter 2013, a 62.4 percent increase year-over-year.
Other expenses in fourth quarter 2014 were $319 million, compared with $52 million in fourth quarter 2013. This $267 million increase primarily resulted from $293 million in other losses recognized in fourth quarter 2014, compared with $27 million in other losses recognized in fourth quarter 2013. In both periods, these losses included ineffectiveness and unrealized mark-to-market losses associated with a portion of the Company's fuel hedging portfolio, which are special items. Excluding these special items, fourth quarter 2014 had $11 million in other losses, compared with $21 million in fourth quarter 2013, primarily attributable to the premium costs associated with the Company's fuel derivative contracts. First quarter 2015 premium costs related to fuel derivative contracts are currently estimated to be in the $25 million to $30 million range, compared with $17 million in first quarter 2014. Net interest expense in fourth quarter 2014 was $26 million, compared with $25 million in fourth quarter 2013.
For 2014, total operating revenues increased 5.1 percent to $18.6 billion, and total operating expenses were $16.4 billion, resulting in record operating income of $2.2 billion, compared with $1.3 billion in operating income for 2013. For 2014, special charges (before profitsharing and taxes) associated with the acquisition and integration of AirTran were $126 million. Cumulative costs associated with the acquisition and integration of AirTran, as of December 31, 2014, totaled $536 million (before profitsharing and taxes). The Company expects total acquisition and integration costs to be approximately $550 million (before profitsharing and taxes) upon completing the transition of AirTran 717-200s out of the fleet in 2015. Excluding special items, operating income was a record $2.4 billion for 2014, compared with $1.4 billion for 2013.

Balance Sheet and Cash Flows
As of January 21, 2015, the Company had approximately $3.1 billion in cash and short-term investments, and a fully available unsecured revolving credit line of $1 billion. Net cash provided by operations during fourth quarter 2014 was $203 million, and capital expenditures were $467 million. For 2014, net cash provided by operations was $2.90 billion, capital expenditures were $1.75 billion, and assets constructed for others, net of reimbursements, were $53 million, resulting in free cash flow of approximately $1.1 billion. The Company currently estimates its 2015 capital expenditures will be in the $1.6 billion to $1.7 billion range. The Company repaid $561 million in debt and capital lease obligations during 2014, and is currently scheduled to repay approximately $180 million in debt and capital lease obligations during 2015.
During fourth quarter 2014, pursuant to an accelerated share repurchase (ASR) program executed during the quarter, the Company returned $200 million to its Shareholders through the repurchase of 3.8 million shares of common stock, representing an estimated 75 percent of the shares the Company expects to purchase under the ASR program. The specific number of shares that the Company ultimately will repurchase under the ASR program will be determined generally based on a discount to the volume-weighted average price per share of the Company's common stock during a calculation period to be completed during first quarter 2015.  At settlement, under certain circumstances, the third party financial institution may be required to deliver additional shares of common stock to the Company, or under certain circumstances, the Company may be required to deliver shares of its common stock or may elect to make a cash payment to the third party financial institution. During fourth quarter 2014, the Company also received the remaining 1.1 million shares pursuant to the third quarter 2014 $200 million ASR program, bringing the total shares repurchased under that ASR program to 6.1 million. In 2014, the Company returned $1.1 billion to its Shareholders through $139 million in dividends, and the repurchase of $955 million in common stock, or 33 million shares. The Company has $380 million remaining under its existing $1 billion share repurchase authorization.

Fleet
During 2014, the Company's fleet decreased by 16 to 665 aircraft at the end of 2014. This reflects the delivery of 33 new Boeing 737-800s and 22 pre-owned Boeing 737-700s, as well as the retirement of five Boeing 737 Classic aircraft. This also reflects the remaining 66 AirTran 717-200s being removed from service during 2014. As of the end of 2014, the Company had converted 47 of the 52 AirTran 737-700s to the Southwest livery with Evolve configuration with the remaining five in conversion. For 2015, the Company continues to manage to a baseline of roughly 700 aircraft and an approximate six percent year-over-year increase in ASMs. Additional information regarding the company's aircraft delivery schedule is included in the accompanying tables.

Conference Call
Southwest will discuss its fourth quarter and annual 2014 results on a conference call at 12:30 p.m. Eastern Time today. A live broadcast of the conference call also will be available at
http://southwest.investorroom.com.

1See Note Regarding Use of Non-GAAP Financial Measures. In addition, information regarding special items and ROIC is included in the accompanying reconciliation tables.
2Seats per trip is calculated using seats flown divided by trips flown. Seats flown is calculated using total number of seats available by aircraft type multiplied by the total trips flown by the same aircraft type, for a given period.
3Restrictions still apply with respect to destinations beyond the 50 States or the District of Columbia.
4Operating margin is calculated as operating income divided by operating revenues.

Cautionary Statement Regarding Forward-Looking Statements
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Specific forward-looking statements include, without limitation, statements related to (i) the Company’s financial outlook and projected results of operations; (ii) the Company's plans and expectations related to managing risk associated with volatile jet fuel prices; (iii) the Company’s growth opportunities and its capacity, network, and fleet plans and expectations; (iv) the Company's expectations with respect to liquidity (including its plans for the repayment of debt and its capital lease obligations) and capital expenditures; (v) the Company’s expected share repurchases; and (vi) the Company’s aircraft delivery schedule. These forward-looking statements are based on the Company's current intent, expectations, and projections and are not guarantees of future performance.  These statements involve risks, uncertainties, assumptions, and other factors that are difficult to predict and that could cause actual results to vary materially from those expressed in or indicated by them. Factors include, among others, (i) changes in demand for the Company's services and other changes in consumer behavior; (ii) the impact of economic conditions, fuel prices, actions of competitors (including without limitation pricing, scheduling, and capacity decisions and consolidation and alliance activities), and other factors beyond the Company’s control, on the Company's business decisions, plans, and strategies; (iii) changes in fuel prices, the impact of hedge accounting, and any changes to the Company's fuel hedging strategies and positions;  (iv) the impact of governmental regulations and other actions related to the Company's operations; (v) the Company's ability to timely and effectively implement, transition, and maintain the necessary information technology systems and infrastructure to support its operations and initiatives;  (vi) the Company's ability to timely and effectively prioritize its strategic initiatives and related expenditures (vii) the Company's dependence on third parties, in particular with respect to its fleet plans; and (viii) other factors, as described in the Company's filings with the Securities and Exchange Commission, including the detailed factors discussed under the heading "Risk Factors" in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2013.

Southwest Airlines Co.
Condensed Consolidated Statement of Income
(in millions, except per share amounts)
(unaudited)

	Three months ended			Year ended
	December 31,			December 31,
	2014	2013	Percent Change	2014	2013	Percent Change
OPERATING REVENUES:
Passenger	$4,409	$4,197	5.1	$17,658	$16,721	5.6
Freight	46	41	12.2	175	164	6.7
Other	173	190	(8.9)	772	814	(5.2)
Total operating revenues	4,628	4,428	4.5	18,605	17,699	5.1

OPERATING EXPENSES:
Salaries, wages, and benefits	1,390	1,284	8.3	5,434	5,035	7.9
Fuel and oil	1,167	1,367	(14.6)	5,293	5,763	(8.2)
Maintenance materials and repairs	244	238	2.5	978	1,080	(9.4)
Aircraft rentals	68	84	(19.0)	295	361	(18.3)
Landing fees and other rentals	262	255	2.7	1,111	1,103	0.7
Depreciation and amortization	251	223	12.6	938	867	8.2
Acquisition and integration	48	19	152.6	126	86	46.5
Other operating expenses	577	572	0.9	2,205	2,126	3.7
Total operating expenses	4,007	4,042	(0.9)	16,380	16,421	(0.2)

OPERATING INCOME	621	386	60.9	2,225	1,278	74.1

OTHER EXPENSES (INCOME):
Interest expense	32	33	(3.0)	130	131	(0.8)
Capitalized interest	(5)	(7)	(28.6)	(23)	(24)	(4.2)
Interest income	(1)	(1)	—	(7)	(6)	16.7
Other (gains) losses, net	293	27	985.2	309	(32)	n.m.
Total other expenses	319	52	513.5	409	69	492.8

INCOME BEFORE INCOME TAXES	302	334	(9.6)	1,816	1,209	50.2
PROVISION FOR INCOME TAXES	112	122	(8.2)	680	455	49.5
NET INCOME	$190	$212	(10.4)	$1,136	$754	50.7

NET INCOME PER SHARE:
Basic	$0.28	$0.30	(6.7)	$1.65	$1.06	55.7
Diluted	$0.28	$0.30	(6.7)	$1.64	$1.05	56.2

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	677	699	(3.1)	687	710	(3.2)
Diluted	686	707	(3.0)	696	718	(3.1)

Southwest Airlines Co.
Reconciliation of Reported Amounts to Non-GAAP Items
(See Note Regarding Use of Non-GAAP Financial Measures)
(in millions, except per share amounts)
(unaudited)

	Three months ended			Year ended
	December 31,			December 31,
	2014	2013	Percent Change	2014	2013	Percent Change
Fuel and oil expense, unhedged	$1,150	$1,364		$5,321	$5,645
Add (Deduct): Fuel hedge (gains) losses included in Fuel and oil expense	17	3		(28)	118
Fuel and oil expense, as reported	$1,167	$1,367		$5,293	$5,763
Deduct: Net impact from fuel contracts (1)	(1)	(13)		(28)	(84)
Fuel and oil expense, economic	$1,166	$1,354	(13.9)%	$5,265	$5,679	(7.3)%

Total operating expenses, as reported	$4,007	$4,042		$16,380	$16,421
Deduct: Net impact from fuel contracts (1)	(1)	(13)		(28)	(84)
Deduct: Acquisition and integration costs	(48)	(19)		(126)	(86)
Deduct: Labor ratification bonus	$(9)	$—		$(9)	$—
Total operating expenses, non-GAAP	$3,949	$4,010	(1.5)%	$16,217	$16,251	(0.2)%
Deduct: Fuel and oil expense, non-GAAP (economic)	(1,166)	(1,354)		(5,265)	(5,679)
Operating expense, non-GAAP excluding fuel	$2,783	$2,656	4.8%	$10,952	$10,572	3.6%
Deduct: ProfitSharing expense	(100)	(66)		(355)	(228)
Operating expense, non-GAAP excluding Profitsharing and fuel	$2,683	$2,590	3.6%	$10,597	$10,344	2.4%

Operating income, as reported	$621	$386		$2,225	$1,278
Add: Net impact from fuel contracts (1)	1	13		28	84
Operating income, economic	$622	$399		$2,253	$1,362
Add: Acquisition and integration costs	48	19		126	86
Add: Labor ratification bonus	9	—		9	—
Operating income, non-GAAP	$679	$418	62.4%	$2,388	$1,448	64.9%

Other (gains) losses, net, as reported	$293	$27		$309	$(32)
Add (Deduct): Net impact from fuel contracts (1)	(282)	(6)		(252)	89
Other (gains) losses, net, non-GAAP	$11	$21	(47.6)%	$57	$57	—%

Net income, as reported	$190	$212		$1,136	$754
Add (Deduct): Net impact from fuel contracts (1)	283	19		280	(5)
Add (Deduct): Income tax impact of fuel contracts	(105)	(7)		(104)	2
	$368	$224		$1,312	$751
Add: Acquisition and integration costs, net (2)	30	12		79	54
Add: Labor ratification bonus, net (2)	6	—		6	—
Net income, non-GAAP	$404	$236	71.2%	$1,397	$805	73.5%

Net income per share, diluted, as reported	$0.28	$0.30		$1.64	$1.05
Add: Net impact from fuel contracts (2)	0.26	0.02		0.25	—
	$0.54	$0.32		$1.89	$1.05
Add: Impact of special items, net (2)	0.05	0.01		0.12	0.07
Net income per share, diluted, non-GAAP	$0.59	$0.33	78.8%	$2.01	$1.12	79.5%

(1) See Reconciliation of Impact from Fuel Contracts.
(2) Amounts net of tax.

Southwest Airlines Co.
Reconciliation of Impact from Fuel Contracts
(See Note Regarding Use of Non-GAAP Financial Measures)
(in millions)
(unaudited)

	Three months ended		Year ended
	December 31,		December 31,
	2014	2013	2014	2013
Fuel and oil expense
Reclassification between Fuel and oil and Other (gains) losses, net, associated with current period settled contracts	$1	$13	$(4)	$3
Contracts settling in the current period, but for which gains have been recognized in a prior period (1)	(2)	(26)	(24)	(87)
Impact from fuel contracts to Fuel and oil expense	$(1)	$(13)	$(28)	$(84)

Operating Income
Reclassification between Fuel and oil and Other (gains) losses, net, associated with current period settled contracts	$(1)	$(13)	$4	$(3)
Contracts settling in the current period, but for which gains have been recognized in a prior period (1)	2	26	24	87
Impact from fuel contracts to Operating Income	$1	$13	$28	$84

Other (gains) losses, net
Mark-to-market impact from fuel contracts settling in future periods	$(246)	$(9)	$(251)	$103
Ineffectiveness from fuel hedges settling in future periods	(35)	16	(5)	(11)
Reclassification between Fuel and oil and Other (gains) losses, net, associated with current period settled contracts	(1)	(13)	4	(3)
Impact from fuel contracts to Other (gains) losses, net	$(282)	$(6)	$(252)	$89

Net Income
Mark-to-market impact from fuel contracts settling in future periods	$246	$9	$251	$(103)
Ineffectiveness from fuel hedges settling in future periods	35	(16)	5	11
Other net impact of fuel contracts settling in the current or a prior period (excluding reclassifications)	2	26	24	87
Impact from fuel contracts to Net Income (2)	$283	$19	$280	$(5)

(1) As a result of prior hedge ineffectiveness and/or contracts marked-to-market through the income statement.
(2) Before income tax impact of unrealized items.

Southwest Airlines Co.
Comparative Consolidated Operating Statistics
(unaudited)

	Three months ended			Year ended
	December 31,			December 31,
	2014	2013	Change	2014	2013	Change
Revenue passengers carried	27,894,107	26,895,809	3.7%	110,496,912	108,075,976	2.2%
Enplaned passengers	34,065,219	33,118,822	2.9%	135,767,188	133,155,030	2.0%
Revenue passenger miles (RPMs) (000s)(1)	26,767,655	25,652,363	4.3%	108,035,133	104,348,216	3.5%
Available seat miles (ASMs) (000s)(2)	32,647,338	31,886,318	2.4%	131,003,957	130,344,072	0.5%
Load factor(3)	82.0%	80.4%	1.6 pts.	82.5%	80.1%	2.4 pts.
Average length of passenger haul (miles)	960	954	0.6%	978	966	1.2%
Average aircraft stage length (miles)	722	704	2.6%	721	703	2.6%
Trips flown	309,271	317,688	(2.6)%	1,255,502	1,312,785	(4.4)%
Average passenger fare	$158.06	$156.05	1.3%	$159.80	$154.72	3.3%
Passenger revenue yield per RPM (cents)(4)	16.47	16.36	0.7%	16.34	16.02	2.0%
RASM (cents)(5)	14.17	13.89	2.0%	14.20	13.58	4.6%
PRASM (cents)(6)	13.50	13.16	2.6%	13.48	12.83	5.1%
CASM (cents)(7)	12.27	12.68	(3.2)%	12.50	12.60	(0.8)%
CASM, excluding fuel (cents)	8.69	8.39	3.6%	8.46	8.18	3.4%
CASM, excluding special items (cents)	12.10	12.58	(3.8)%	12.38	12.47	(0.7)%
CASM, excluding fuel and special items (cents)	8.52	8.33	2.3%	8.36	8.11	3.1%
CASM, excluding fuel, special items, and profitsharing (cents)	8.22	8.12	1.2%	8.09	7.94	1.9%
Fuel costs per gallon, including fuel tax (unhedged)	$2.59	$3.08	(15.9)%	$2.95	$3.10	(4.8)%
Fuel costs per gallon, including fuel tax	$2.63	$3.08	(14.6)%	$2.93	$3.16	(7.3)%
Fuel costs per gallon, including fuel tax (economic)	$2.62	$3.05	(14.1)%	$2.92	$3.12	(6.4)%
Fuel consumed, in gallons (millions)	443	442	0.2%	1,801	1,818	(0.9)%
Active fulltime equivalent Employees	46,278	44,831	3.2%	46,278	44,831	3.2%
Aircraft at end of period(8)	665	681	(2.3)%	665	681	(2.3)%
(1) A revenue passenger mile is one paying passenger flown one mile. Also referred to as "traffic," which is a measure of demand for a given period.
(2) An available seat mile is one seat (empty or full) flown one mile. Also referred to as "capacity," which is a measure of the space available to carry passengers in a given period.
(3) Revenue passenger miles divided by available seat miles.
(4) Calculated as passenger revenue divided by revenue passenger miles. Also referred to as "yield," this is the average cost paid by a paying passenger to fly one mile, which is a measure of revenue production and fares.
(5) RASM (unit revenue) - Operating revenue yield per ASM, calculated as operating revenue divided by available seat miles. Also referred to as "operating unit revenues," this is a measure of operating revenue production based on the total available seat miles flown during a particular period.
(6) PRASM (Passenger unit revenue) - Passenger revenue yield per ASM, calculated as passenger revenue divided by available seat miles. Also referred to as “passenger unit revenues,” this is a measure of passenger revenue production based on the total available seat miles flown during a particular period.
(7) CASM (unit costs) - Operating expenses per ASM, calculated as operating expenses divided by available seat miles. Also referred to as "unit costs" or "cost per available seat mile," this is the average cost to fly an aircraft seat (empty or full) one mile, which is a measure of cost efficiencies.
(8) Aircraft in the Company's fleet at end of period, less Boeing 717-200s removed from service in preparation for transition out of the fleet.

Southwest Airlines Co.
Return on Invested Capital (ROIC)
(See Note Regarding Use of Non-GAAP Financial Measures)
(in millions)
(unaudited)

	Twelve Months Ended	Twelve Months Ended
	December 31, 2014	December 31, 2013
Operating Income, as reported	2,225	1,278
Net impact from fuel contracts	28	84
Acquisition and integration costs	126	86
Labor ratification bonus	9	—
Operating Income, non-GAAP	2,388	1,448
Net adjustment for aircraft leases (1)	133	143
Adjustment for fuel hedge accounting	(62)	(60)
Adjusted Operating Income, non-GAAP	2,459	1,531

Average invested capital (2)	11,470	11,664
Equity adjustment for hedge accounting	104	50
Adjusted average invested capital	11,574	11,714

ROIC, pre-tax	21.2%	13.1%

(1) Net adjustment related to presumption that all aircraft in fleet are owned (i.e., the impact of eliminating aircraft rent expense and replacing with estimated depreciation expense for those same aircraft).
(2) Average invested capital represents a five quarter average of debt, net present value of aircraft leases, and equity.

Southwest Airlines Co.
Condensed Consolidated Balance Sheet
(in millions)
(unaudited)

	December 31, 2014	December 31, 2013
ASSETS
Current assets:
Cash and cash equivalents	$1,282	$1,355
Short-term investments	1,706	1,797
Accounts and other receivables	365	419
Inventories of parts and supplies, at cost	342	467
Deferred income taxes	341	168
Prepaid expenses and other current assets	232	250
Total current assets	4,268	4,456
Property and equipment, at cost:
Flight equipment	18,473	16,937
Ground property and equipment	2,853	2,666
Deposits on flight equipment purchase contracts	566	764
Assets constructed for others	621	453
	22,513	20,820
Less allowance for depreciation and amortization	8,221	7,431
	14,292	13,389
Goodwill	970	970
Other assets	534	530
	$20,064	$19,345
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$1,203	$1,247
Accrued liabilities	1,565	1,229
Air traffic liability	2,897	2,571
Current maturities of long-term debt	258	629
Total current liabilities	5,923	5,676

Long-term debt less current maturities	2,434	2,191
Deferred income taxes	3,123	2,934
Construction obligation	554	437
Other noncurrent liabilities	1,255	771
Stockholders' equity:
Common stock	808	808
Capital in excess of par value	1,315	1,231
Retained earnings	7,416	6,431
Accumulated other comprehensive loss	(738)	(3)
Treasury stock, at cost	(2,026)	(1,131)
Total stockholders' equity	6,775	7,336
	$20,064	$19,345

Southwest Airlines Co.
Condensed Consolidated Statement of Cash Flows
(in millions)
(unaudited)

	Three months ended December 31,		Year ended December 31,
	2014	2013	2014	2013
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$190	$212	$1,136	$754
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	251	223	938	867
Unrealized (gain) loss on fuel derivative instruments	283	19	279	(5)
Deferred income taxes	28	(2)	501	50
Changes in certain assets and liabilities:
Accounts and other receivables	137	57	54	(17)
Other assets	149	36	142	(46)
Accounts payable and accrued liabilities	122	158	36	343
Air traffic liability	(480)	(411)	326	400
Cash collateral received from (paid to) derivative counterparties	(241)	1	(233)	57
Other, net	(236)	(4)	(277)	74
Net cash provided by operating activities	203	289	2,902	2,477

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(467)	(440)	(1,748)	(1,433)
Assets constructed for others	(22)	(11)	(80)	(14)
Purchases of short-term investments	(736)	(614)	(3,080)	(3,135)
Proceeds from sales of short-term and other investments	758	812	3,185	3,198
Other, net	(1)	—	(4)	—
Net cash used in investing activities	(468)	(253)	(1,727)	(1,384)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of long-term debt	300	—	300	—
Proceeds from Employee stock plans	14	66	110	96
Reimbursement for assets constructed for others	1	—	27	—
Payments of long-term debt and capital lease obligations	(394)	(46)	(561)	(313)
Payments of cash dividends	—	—	(139)	(71)
Repayment of construction obligation	(3)	(3)	(11)	(5)
Repurchase of common stock	(200)	(40)	(955)	(540)
Other, net	(3)	9	(19)	(18)
Net cash used in financing activities	(285)	(14)	(1,248)	(851)

NET CHANGE IN CASH AND CASH EQUIVALENTS	(550)	22	(73)	242

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	1,832	1,333	1,355	1,113

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$1,282	$1,355	$1,282	$1,355

Southwest Airlines Co.
Fuel Derivative Contracts
As of January 16, 2015

Estimated economic jet fuel price per gallon, including taxes
Average Brent Crude Oil price per barrel	1Q 2015 (2)	Full Year 2015 (2)
$30	$1.15 - $1.20	$1.15 - $1.25
$40	$1.50 - $1.55	$1.45 - $1.55
Current Market (1)	$1.85 - $1.90	$1.95 - $2.05
$60	$2.15 - $2.20	$2.10 - $2.20
$70	$2.45 - $2.50	$2.40 - $2.50

Period	Average percent of estimated fuel consumption covered by fuel derivative contracts at varying WTI/Brent Crude Oil, Heating Oil, and Gulf Coast Jet Fuel-equivalent price levels
2015 (3)	—
2016	Approx. 10%
2017	Approx. 30%
2018 (3)	—

(1) Brent crude oil average market prices as of January 16, 2015, were approximately $51 and $55 per barrel for first quarter 2015 and full year 2015, respectively.

(2) The economic fuel price per gallon sensitivities provided assume the relationship between Brent crude oil and refined products based on market prices as of January 16, 2015.

(3) In response to the precipitous decline in oil and jet fuel prices during the second half of 2014, the Company took action to offset its 2015 and 2018 fuel derivative portfolios and is now effectively unhedged at current price levels. While the Company still holds derivative contracts as of December 31, 2014, that will settle during 2015 and 2018, the majority of the losses associated with those contracts are substantially locked in. However, if market prices were to increase or decrease significantly related to the 2015 positions prior to these contracts settling, the losses incurred at settlement could be slightly lower or higher than currently expected amounts during that period.

Southwest Airlines Co.
737 Delivery Schedule
As of December 31, 2014

	The Boeing Company					The Boeing Company
	737 NG					737 MAX
	-700 Firm Orders		-800 Firm Orders	Options	Additional -700s	-7 Firm Orders	-8 Firm Orders		Options	Total
2015	—		19	—	16	—	—		—	35
2016	31		—	11	4	—	—		—	46
2017	15		—	12	—	—	14		—	41
2018	10		—	12	—	—	13		—	35
2019	—		—	—	—	15	10		—	25
2020	—		—	—	—	14	22		—	36
2021	—		—	—	—	1	33		18	52
2022	—		—	—	—	—	30		19	49
2023	—		—	—	—	—	24		23	47
2024	—		—	—	—	—	24		23	47
2025	—		—	—	—	—	—		36	36
2026	—		—	—	—	—	—		36	36
2027	—		—	—	—	—	—		36	36
	56	(1)	19	35	20	30	170	(2)	191	521

(1) The Company has flexibility to substitute 737-800s in lieu of 737-700 firm orders.
(2) The Company has flexibility to substitute MAX 7 in lieu of MAX 8 firm orders beginning in 2019.

NOTE REGARDING USE OF NON-GAAP FINANCIAL MEASURES
The Company's unaudited consolidated financial statements are prepared in accordance with GAAP. These GAAP financial statements include (i) unrealized non-cash adjustments and reclassifications, which can be significant, as a result of accounting requirements and elections made under accounting pronouncements relating to derivative instruments and hedging and (ii) other charges the Company believes are not indicative of its ongoing operational performance.
As a result, the Company also provides financial information in this release that was not prepared in accordance with GAAP and should not be considered as an alternative to the information prepared in accordance with GAAP. The Company provides supplemental non-GAAP financial information, including results that it refers to as “economic,” which the Company's management utilizes to evaluate its ongoing financial performance and the Company believes provides greater transparency to investors as supplemental information to its GAAP results. The Company's economic financial results differ from GAAP results in that they only include the actual cash settlements from fuel hedge contracts--all reflected within Fuel and oil expense in the period of settlement. Thus, Fuel and oil expense on an economic basis reflects the Company's actual net cash outlays for fuel during the applicable period, inclusive of settled fuel derivative contracts. Any net premium costs paid related to option contracts are reflected as a component of Other (gains) losses, net, for both GAAP and non-GAAP (including economic) purposes in the period of contract settlement. The Company believes these economic results provide a better measure of the impact of the Company's fuel hedges on its operating performance and liquidity since they exclude the unrealized, non-cash adjustments and reclassifications that are recorded in GAAP results in accordance with accounting guidance relating to derivative instruments, and they reflect all cash settlements related to fuel derivative contracts within Fuel and oil expense. This enables the Company's management, as well as investors, to consistently assess the Company's operating performance on a year-over-year or quarter-over-quarter basis after considering all efforts in place to manage fuel expense. However, because these measures are not determined in accordance with GAAP, such measures are susceptible to varying calculations and not all companies calculate the measures in the same manner. As a result, the aforementioned measures, as presented, may not be directly comparable to similarly titled measures presented by other companies.
Further information on (i) the Company's fuel hedging program, (ii) the requirements of accounting for derivative instruments, and (iii) the causes of hedge ineffectiveness and/or mark-to-market gains or losses from derivative instruments is included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2013.
In addition to its “economic” financial measures, as defined above, the Company has also provided other non-GAAP financial measures, including results that it refers to as “excluding special items,” as a result of items that the Company believes are not indicative of its ongoing operations. These include expenses associated with the Company's acquisition and integration of AirTran and collective bargaining contract ratification bonuses. The Company believes that evaluation of its financial performance can be enhanced by a presentation of results that exclude the impact of these items in order to evaluate the results on a comparative basis with results in prior periods that do not include such items and as a basis for evaluating operating results in future periods. As a result of the Company’s acquisition of AirTran, which closed on May 2, 2011, the Company has incurred substantial charges associated with integration of the two companies. Given that the AirTran integration process had been effectively completed as of December 31, 2014, the Company does not anticipate significant future integration expenditure requirements. However, to the extent the Company does incur integration charges in future periods, it does expect to treat the charges as special items in its future presentation of non-GAAP results.
The Company has also provided free cash flow and ROIC, which are non-GAAP financial measures. The Company believes free cash flow is a meaningful measure because it demonstrates the Company's ability to service its debt, pay dividends and make investments to enhance Shareholder value. Although free cash flow is commonly used as a measure of liquidity, definitions of free cash flow may differ; therefore, the Company is providing an explanation of its calculation for free cash flow. For the year ended December 31, 2014, the Company generated $1.10 billion in free cash flow, calculated as operating cash flows of $2.90 billion less capital expenditures of $1.75 billion less assets constructed for others of $80 million plus reimbursements for assets constructed for others of $27 million. The Company believes ROIC is a meaningful measure because it quantifies how well the Company generates operating income relative to the capital it has invested in its business.  Although ROIC is commonly used as a measure of capital efficiency, definitions of ROIC may differ; therefore, the Company is providing an explanation of its calculation for ROIC (before taxes and excluding special items) in the accompanying reconciliation tables to the press release (See Return on Invested Capital).